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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Premier Parks Inc.:

    We consent to incorporation by reference in the registration statement on Form S-8 of Premier Parks Inc. of our report dated February 23, 1998, relating to the consolidated balance sheets of Premier Parks Inc; and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Reoffer Prospectus.

                                          KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
July 15, 1998